Exhibit (h)(3)

AMENDED AND RESTATED ENHANCED ACCOUNTING AND

ADMINISTRATIVE SERVICES AGREEMENT

This Amended and Restated Enhanced Accounting and Administrative Services Agreement (the “Agreement”) dated as of November 1, 2015 is made by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”), and The Commerce Funds, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust desires to retain the Bank to furnish certain enhanced accounting and administrative services to the Trust, and the Bank is willing to furnish such services, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF BANK

The Trust hereby appoints the Bank to provide certain enhanced accounting and administrative services with respect to the Trust for the period and on the terms set forth in this Agreement. The Bank accepts such appointment and agrees to render the services stated herein.

The Trust currently consists of those funds listed in Schedule A to this Agreement, as may be amended from time to time in writing by the parties hereto (each, a “Fund” and together, the “Funds”). In the event that the Trust establishes one or more additional Fund(s) with respect to which it wishes to retain the Bank to provide certain enhanced accounting and administrative services hereunder, the Trust shall notify the Bank in writing. Upon written acceptance by the Bank, such additional Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Funds) may be modified with respect to each additional Fund in writing by the Trust and the Bank at the time of the addition of such additional Fund.

2.	DELIVERY OF DOCUMENTS

The Trust will promptly deliver, upon request, to the Bank copies of each of the following documents with respect to the Trust and any future amendments and supplements, if any:

a. The Declaration of Trust of the Trust;

b. Evidence authorizing certain individuals on behalf of the Trust to give instructions to the Bank pursuant to this Agreement; and

c. Such other certificates, documents or opinions which the parties hereto may agree from time to time which may be necessary or appropriate in connection with this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank represents and warrants to the Trust that;

a. It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d. No legal or administrative proceedings have been instituted or threatened which would impair the Bank’s ability to perform its duties and obligations under this Agreement; and

e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Bank or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Bank that:

a. The Trust is a statutory trust duly organized and validly existing under the laws of the State of Delaware;

b. As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made, or the Trust is otherwise relying on an exemption from such filings;

c. It has the power and authority under applicable laws and by its Declaration of Trust and by-laws and other governing documents to enter into and perform this Agreement;

d. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

e. No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement; and

f. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

5.	ACCOUNTING AND ADMINISTRATION SERVICES

The Bank shall provide the services listed on Schedule B, subject to the authorization and direction of the officers of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Bank.

The Bank shall perform such other services for the Trust that are mutually agreed to in writing by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon in writing, including the Bank’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Bank shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Bank shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Trust on behalf of each applicable Fund and the Bank. The Trust agrees promptly to reimburse the Bank for any supplies specially ordered by or for the Trust through the Bank and for any other expenses not contemplated by this Agreement that the Bank may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

The Trust acknowledges and agrees that the Trust will bear all expenses that are incurred in the Trust’s operation and not specifically assumed by the Bank. For the avoidance of doubt, Trust expenses not assumed by the Bank include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-lA, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

The Bank is authorized to and may employ or associate with such person or persons as the Bank may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person. or persons shall be paid by the Bank and that the Bank shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.	INSTRUCTIONS AND ADVICE

At any time, the Bank may apply to any officer of the Trust or other designated person(s) for instructions and may consult with outside counsel for the Trust or the independent accountants for the Trust at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement. The Bank shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this paragraph shall be construed as imposing upon the Bank any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Bank shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6 of this Agreement, shall have no responsibility for the actions or activities of any other party, including other service providers. The Bank shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Bank’s duties hereunder solely in reliance upon records that were maintained for the Trust by entities other than the Bank prior to the Bank’s provision of enhanced accounting and administrative services for the Trust. The Bank shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent caused by or resulting from the negligence, bad faith or willful misconduct of the Bank, its officers or employees. The Bank shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, except as otherwise agreed to in writing, the Bank’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred.

The Bank shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster or governmental action.

The Trust shall indemnify and hold the Bank and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Bank resulting from any claim, demand, action or suit in connection with the Bank’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Bank, its officers or employees in cases of its or their own negligence, bad faith or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, except as described herein. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information. Furthermore, and notwithstanding anything in this Section to the contrary, the Bank may aggregate Fund data with similar data of other customers of the Bank (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents a sufficiently large sample that no Fund data can be identified either directly or by inference or implication.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Trust acknowledges that it assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it and each Fund. The Bank assumes full responsibility for complying with all laws applicable to it in connection with the performance of its services under this Agreement.

In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), the Bank agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Bank further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records will be surrendered in machine-readable form. In the event that the Bank is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Bank’s personnel as witnesses or deponents, the Trust agrees to pay the Bank for the Bank’s reasonable time and expenses, as well as the reasonable fees and expenses of the Bank’s counsel incurred in such production.

The Bank shall implement and maintain reasonable disaster recovery and business continuity procedures that are reasonably designed to recover data processing systems, data communications facilities, information, data and other business related functions of the Bank in a manner and time frame consistent with legal, regulatory and business requirements applicable to the Bank in its provision of services hereunder. In the event of any disaster which causes a business interruption, the Bank shall act in good faith and take reasonable steps to minimize service interruptions.

11.	SERVICES NOT EXCLUSIVE

The services of the Bank to the Trust are not to be deemed exclusive, and the Bank shall be free to render similar services to others. The Bank shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.	TERM, TERMINATION AND AMENDMENT

This Agreement shall become effective on the date of its execution and shall remain in full force and effect unless terminated by either party upon at least sixty (60) days’ prior written notice to the other party. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund. Upon termination of this Agreement, the Trust shall pay to the Bank such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Trust: C/O Commerce Investment Advisors, Inc., 922 Walnut Street, Fourth Floor, Kansas City, Missouri 64106, Attn: William Schuetter; and if to the Bank: State Street Bank and Trust Company, 801 Pennsylvania, Kansas City, MO 64105, Attn: Chris Travalent.

14.	EMPLOYMENT OF OTHERS; ASSIGNABILITY

The Bank may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of the Bank, as the Bank may deem desirable to assist it in performing its duties under this Agreement without the consent of the Trust; provided, however, that the compensation of such person or persons shall be paid by the Bank and that the Bank shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement.

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Bank may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Bank.

15.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Bank and their respective successors and permitted assigns.

16.	DATA PROTECTION

The Bank shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Bank receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

17.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

18.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

19.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or imparted.

20.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflict of law provisions.

21.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

22.	SHAREHOLDER LIABILITY

This Agreement is executed by or on behalf of the Trust with respect to each of the Funds. All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust or the Funds as neither the officers nor shareholders of such entities, as applicable, assume any personal liability for the obligations entered into herein.

23.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

THE COMMERCE FUNDS

By:	/s/ William R. Schuetter

Name:	William R. Schuetter

Title:	President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia

Name:	Gunjan Kedia

Title:	Executive Vice President

SCHEDULE A

LIST OF FUNDS

The Growth Fund (CFGRX)

The Value Fund (CFVLX)

The MidCap Growth Fund (CFAGX)

The Bond Fund (CFBNX)

The Short-Term Government Fund (CFSTX)

The National Tax-Free Intermediate Bond Fund (CFNLX)

The Missouri Tax-Free Intermediate Bond Fund (CFMOX)

The Kansas Tax-Free Intermediate Bond Fund (KTXIX)

SCHEDULE B

LIST OF SERVICES

Accounting

a.	Prepare and furnish daily portfolio valuation, net asset value calculation, distribution yields and other standard operational reports as may be reasonably requested by Trust management;

b.	Transmit daily net asset values to NASDAQ, the Trust’s transfer agent and other parties as requested by Trust management and upload daily net asset values to the Trust’s website;

Administration

c.	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports as may be mutually agreed upon, including the preparation of supporting audit workpapers and other schedules;

d.	Prepare for the review by designated officer(s) of the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

e.	Prepare for review by designated officer(s) of the Trust quarterly distribution calculations, or as may be mutually agreed upon, in accordance with each Fund(s) distribution policies as set forth in the Trust’s Prospectus relating to each Fund(s);

f.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a quarterly basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, co-administrator, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

g.	Prepare for review by designated officer(s) of the Trust gross and net expense ratios, expense reimbursements and deferred compensation calculations on a monthly basis, including expense cap monitoring;

h.	Provide daily testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon;

i.	Provide quarterly compliance reporting to the designated officer(s) of the Trust and prepare Board compliance materials;

j.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, gross and net of expenses, and benchmark returns (such benchmarks as may be mutually agreed upon between the Fund(s) and the Bank), calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

k.	Provide sub-certificates in connection with the certification requirements of the Sarbanes–Oxley Act of 2002 with respect to the services provided by the Bank; and

1.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.